AMERUS LIFE HOLDINGS, INC.
EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

Pro Forma Weighted Average Number of Shares* (in thousands)
   Class A Common Stock owned by AmerUs Group                 11,707
   Class A Common Stock owned by the public                    6,449
   Class B Common Stock owned by AmerUs Group                  5,000
                                                           ---------
                                                              23,156
                                                           =========

  * The issuance of Class A and Class B Common Stock is considered to have occurred as of January 1, 1996 for pro forma purposes;
     therefore, the weighted average number of shares outstanding is 23,155,989. The Company has no dilution of shares.

Primary Pro Forma Earnings Per Common Share

                                        Nine Months Ended Three Months Ended
                                           September 30,   September 30,
                                       ------------------- ---------------
                                   1997        1996         1997      1996
                                   ------     ------       ------     ------
Primary Pro Forma Earnings
   Per Common Share               $1.96         $2.72      $0.71      $0.28
                                  =====         =====      =====       =====